NEWS RELEASE

ProAssurance Reports Results for the Third Quarter of 2011

BIRMINGHAM, AL – (PRNewswire) – November 2, 2011 – ProAssurance Corporation (NYSE: PRA) reports Operating Income of $48 million or $1.57 per diluted share for the third quarter of 2011, and $147 million or $4.77 per diluted share for the Nine Months Ended September 30, 2011.
Gross Premiums Written increased 10% quarter-over-quarter, to $175 million, and 9% year-over-year, to $451 million. Book Value per Share is $66.23, a 10% increase in the first nine months of the year, and Shareholders Equity topped $2 billion for the first time in company history.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross Premiums Written	$174,680	$158,998	$450,795	$414,697
Net Premiums Written	$164,798	$149,693	$421,692	$383,783
Net Premiums Earned	$134,627	$130,300	$403,766	$379,124
Net Investment Income	$34,116	$35,639	$106,573	$110,348
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(2,264)	$(1,281)	$(6,044)	$2,544
Net Investment Result	$31,852	$34,358	$100,529	$112,892
Net Realized Investment Gains (Losses)	$(11,972)	$14,712	$(5,648)	$8,807
Other Income	$7,471	$1,764	$11,745	$5,769
Total Revenues	$161,978	$181,134	$510,392	$506,592
Net Losses and Loss Adjustment Expenses	$63,176	$79,811	$197,951	$227,036
Underwriting, Policy Acquisition and Operating Expenses	$34,954	$32,095	$103,534	$94,940
Interest Expense	$932	$832	$2,645	$2,472
Total Expenses	$99,062	$112,738	$304,130	$324,448
Tax Expense	$19,211	$17,344	$59,768	$52,599
Net Income	$43,705	$51,052	$146,494	$129,545
Operating Income	$48,366	$41,548	$147,007	$123,392
Net Cash Provided by Operating Activities	$53,366	$32,707	$106,418	$108,626

Earnings per Share
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Weighted average number of common shares outstanding (in 000’s)
Basic	30,557	31,642	30,577	32,135
Diluted	30,847	32,047	30,844	32,508
Operating Income per share (Basic)	$1.58	$1.31	$4.81	$3.84
Operating Income per share (Diluted)	$1.57	$1.30	$4.77	$3.80
Net Income per share (Basic)	$1.43	$1.61	$4.79	$4.03
Net Income per share (Diluted)	$1.42	$1.59	$4.75	$3.99

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations.
Operating Income excludes the after-tax effects of a confidential settlement of litigation with a service provider in 2011 and
Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of a confidential settlement of litigation with a service provider in 2011, Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Income	$43,705	$51,052	$146,494	$129,545
Items Excluded in the Calculation of Operating Income:
Confidential Settlement of Litigation with a Service Provider	$(4,900)	$-	$(4,900)	$-
Net Realized Investment (Gains) Losses	$11,972	$(14,712)	$5,648	$(8,807)
Guaranty Fund (Recoupments) Assessments	$99	$91	$41	$(659)
Pre-Tax Effect of Exclusions	$7,171	$(14,621)	$789	$(9,466)
Tax Effect at 35%	$(2,510)	$5,117	$(276)	$3,313
Operating Income	$48,366	$41,548	$147,007	$123,392
Per Diluted Common Share:
Net Income	$1.42	$1.59	$4.75	$3.99
Effect of Adjustments	$0.15	$(0.29)	$0.02	$(0.19)
Operating Income Per Diluted Common Share	$1.57	$1.30	$4.77	$3.80

Key Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Current Accident Year Loss Ratio	85.6%	86.9%	84.3%	85.2%
Effect of Prior Accident Year Reserve Development	(38.7%)	(25.6%)	(35.3%)	(25.3%)
Net Loss Ratio	46.9%	61.3%	49.0%	59.9%
Expense Ratio	25.8%	24.0%	25.2%	24.4%
Combined Ratio	72.7%	85.3%	74.2%	84.3%
Operating Ratio	47.4%	57.9%	47.8%	55.2%
Return on Equity	8.8%	11.3%	10.1%	9.8%

We calculate Return on Equity by dividing annualized Net Income for the period by the average of beginning and ending Shareholders’ Equity.
This annualized number is not necessarily indicative of our ultimate Return on Equity for the full year.

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Management Commentary
“Our results for the third quarter of 2011, and the year-to-date, continue to demonstrate how our commitment to Treated Fairly and a disciplined operational strategy enable us to deliver exceptional value to our policyholders while building solid value for our shareholders,” said
W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance.

Business Detail

In the third quarter, Gross Premiums Written were $175 million, a 10% increase over the $159 million in the third quarter of 2010. Premiums from our acquisition of American Physicians Service Group (APS) were $17 million, which offset a reduction in our other business. For the year-to-date, Gross Premiums Written are $451 million, up 9% or $36 million, compared to the same period last year. Approximately $55 million in new premium from our APS acquisition and our Certitude program with Ascension Health offset a reduction in our non-APS physician business during the first nine months of 2011.

Our retention rate for physician business in both the quarter and nine months ending September 30, 2011 was 89%. This compares with 90% and 89%, respectively, in the comparable prior-year periods.  We calculate retention by comparing expiring premium on renewed risks against total expiring premium.

Renewal pricing on our physician medical professional liability book (including APS) averaged 1% higher than the third quarter of 2010, primarily due to the concentration of third quarter renewals in our podiatric medical professional liability business. Year-to-date, our average renewal pricing is down 1%, after being unchanged in the same period a year ago.

Loss severity trends continue to come in at levels below those considered in establishing our reserves. In the third quarter, net favorable loss reserve development was $52 million, compared to $33 million in the year-ago quarter. For the nine months ended September 30, 2011, net favorable reserve development was $142 million, compared to $96 million a year ago. Our 2011 year-to-date net favorable reserve development includes $15 million from the APS book of business.

Investment Commentary

Our third quarter 2011 Net Investment Result (Net Investment Income, plus Equity in Earnings (Loss) of Unconsolidated Subsidiaries) was $32 million compared to $34 million in the third quarter of 2010. Year-to-date, our Net Investment Result was $101 million, a $12 million decrease from the same period a year ago.

The decrease in Net Investment Income is primarily due to reduced earnings from lower overall yields in our fixed income portfolio, which also contributed to a $4 million decrease in Net Investment Income for the first nine months of 2011.

We experienced quarterly and year-to-date losses of $2 million and $6 million respectively in our Equity in Earnings (Loss) of Unconsolidated Subsidiaries. These losses were primarily from negative returns from one of our investments and normal amortization of tax credit limited partnerships. The tax credit investments reduce our Net Investment Result, but have a favorable effect on our tax liabilities.

The CUSIP-level disclosure of our investment holdings as of September 30, 2011 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

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Capital Management
Our Board approved a cash dividend policy in the third quarter of 2011, and we paid our first cash dividend, $0.25 per common share, after the close of the quarter, on October 13, 2011.

We purchased 82,000 shares of our common stock in the third quarter at a cost of $5.6 million. Year-to-date we have repurchased 341,000 shares at a total cost of $21.0 million. We have approximately $188 million remaining in the authorization granted by our Board in November 2010. Since 2005 we have purchased 6.1 million shares of our stock at a cost of $321 million.

Balance Sheet Highlights (in thousands, except per share data)
	September 30, 2011	December 31, 2010
Shareholders’ Equity	$2,021,763	$1,855,863
Total Investments	$4,046,511	$3,990,431
Total Assets	$4,988,809	$4,875,056
Policy Liabilities	$2,781,475	$2,781,830
Accumulated Other Comprehensive Income (Loss)	$122,348	$79,124
Goodwill	$159,625	$161,453
Book Value per Share	$66.23	$60.35

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance.
ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the
Ward’s 50 for the past five years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, November 3, 2011, 10:00 am et. Investors may dial (877) 874-1571 (toll free) or (719) 325-4747. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through November 30, 2011, at (888) 203-1112 or (719) 457-0820, using access code 5148938. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release.

Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,”
“potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

The following important factors are among those that could affect the actual outcome of future events:

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the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers, employees and key agents, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons;

general economic conditions, either nationally or in our market areas, that are different than anticipated;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

 the enactment or repeal of tort reforms; formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from the private insurance market;

the impact of deflation or inflation;
changes in the interest rate environment;
changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

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an allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect recoveries from our reinsurers;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group; and
insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

Contact:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

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